Integrated Management Information Inc. 8-K

EXHIBIT 16.1

January 10, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Integrated Management Information, Inc.  (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated January 5, 2012 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,
/s/ Gruber & Company, LLC
Gruber & Company, LLC